Exhibit (11) under Form N-1A
                                              Exhibit 23 under Item 601/Reg. S-K


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the references to our firm under the captions "Financial Highlights" in the FundManager Portfolios Financial Adviser Class and No-Load Class Prospectuses and "Independent Auditors" in the FundManager Portfolios combined Financial Adviser Class and No-Load Class Statement of Additional Information in Post-Effective Amendment No. 11 to the Registration Statement (Form N-1A, No. 811-8992) of FundManager Portfolios.

We also consent to the incorporation by reference therein of our report dated November 25, 1997, with respect to the financial statements and financial highlights of the FundManager Portfolios in this Form N-1A.


By: ERNST & YOUNG LLP
    /s/ Ernst & Young LLP

Boston, Massachusetts
January 28, 1998